Michael Brave, Former Department of Justice Intelligence Chief, Joins
Imagis Partner, API Services, Inc.

Vancouver, Canada and Green Bay, Wisconsin, February 14, 2002; Imagis Technologies Inc. (OTCBB: IGSTF), ("Imagis"), a leading developer and marketer of advanced biometric software, and its Partner, API Services, Inc. ("API"), a leading international corporate security and consulting firm, announced today that Mr. Michael Brave, the former Department of Justice Chief of the Intelligence & Investigative Operations Unit, Office of Enforcement Operations, Criminal Division, has joined the API group of companies.

Mr. Brave was directly involved in the aftermath of the September 11th terrorist attacks for the Department of Justice. In his new role with API, Mr. Brave will be involved in a broad range of services and products in the growing areas of law enforcement and private security risk. In addition, he will focus on the deployment of Imagis' ID-2000TM facial recognition-based products as Federal Government and Special Projects Director.

The Wisconsin native holds a bachelor's degree in Business Administration and a master's in Management Technology from the University of Wisconsin-Stout. He earned his Juris Doctor degree from Hamline University School of Law (Minnesota) and just completed his Master of Laws with emphasis in Civil and Constitutional Rights from American University (Washington D.C.)

Mr. Brave has served on the National Advisory Boards of the Police Law Institute, the Jail Law Institute, and Defense Training International, Inc. He is a former member of the Executive Board of the American Society of Law Enforcement Trainers, as well as the Legal Officers Section of the International Association of Chiefs of Police.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including Toronto's Pearson International Airport, the world's 16th busiest airport. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number-two career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

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Imagis Technologies Inc.

February 14, 2002

About the API Group
 API Services, Inc., headquartered in Green Bay, WI, is a leading international security consulting and investigation firm providing services for over 25 years. API has earned a reputation for consistently providing local, regional, national and international clients with innovative and successful solutions to their security and investigation challenges.

API is on the web at: http://www.api-inc.com.

About API Technologies, LLC
 API Technologies, LLC, headquartered in Green Bay, WI, is an international technology consulting firm specializing in marketing and supporting various high technology security and surveillance products for law enforcement agencies, private security and the gaming industry. API Technologies features its gaming software application product, Casino-ID, which is utilized in a number of gaming security, surveillance and human resource departments throughout the world.

About API Gaming, Inc.
 API Gaming, Inc., with offices in Green Bay, WI and Las Vegas, NV, is leading international gaming consulting firm specializing in regulatory and facility development, business due diligence, security and protection services, internal controls and start-up consulting to the gaming industry.

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CONTACT:
Imagis Technologies Inc.	API Services, Inc.
Sandra Buschau	Dennis Nelson
Tel: 1-604-684-2449	Tel: 1-920-435-8317
sandy@imagistechnologies.com	dnelson@api-inc.com